Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	OCTOBER 31, 2013
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group Notes Metabolon and Bostwick Laboratories

Marketing Agreement for ProstarixTM

Harris & Harris Group, Inc. (NASDAQ: TINY), an investor in transformative companies enabled by disruptive science, notes the announcement by Metabolon, Inc., a leader in metabolomics-based laboratory developed tests and research services, and Bostwick Laboratories, a full-service laboratory specializing in uropathology, particularly the diagnosis of urological cancers including prostate cancer, of the signing of an exclusive multi-year marketing agreement.

Under the agreement, Bostwick will market Prostarix, a non-invasive urine test for stratifying prostate cancer risk.  The test will be offered for initial cancer evaluation to determine which men are candidates for prostate biopsy and also for repeat biopsy decision-making for men with prior negative biopsies.  Sample testing for Prostarix will be performed in Metabolon’s CLIA-certified, CAP-accredited laboratory utilizing its state-of-the-art mass spectroscopy-based analysis technology.  The Agreement provides Metabolon with access to one of the largest urology networks in the United States.

"Metabolon continues to validate its metabolomics platform with the commercial launch of Prostarix and this marketing agreement with Bostwick," said Douglas Jamison, CEO of Harris & Harris Group. "You hear a great deal about genomic-based diagnostic tests, but these metabolomic-based tests are just as powerful, meet unmet needs, and are less expensive to perform, which leads to healthcare cost savings. We are excited to be a key investor in Metabolon, a leader in these metabolomic-based laboratory developed tests. Metabolon is one of the companies in our portfolio that best represents our thinking around our BIOLOGY+ investment thesis.  The combination of biology with data is extremely powerful in predicting the development of disease." Metabolon's press release can be accessed at http://www.metabolon.com/news/PressReleases.aspx?year=2013&open=103013#103013_span.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com, www.Facebook.com, and www.metabolon.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.